Exhibit 99.1

Medi-Hut Announces Action For Injunction And Damages For Breach Of Exclusive Distribution Agreement

     Wall Township, New Jersey, May 15, 2003. Medi-Hut Co. Inc. (symbol, MHUT.PK) (the "Company") announced that it has commenced an action in the United States District Court, Eastern District of New York against Syntho Pharmaceuticals Inc. ("Syntho") and its president (collectively the Syntho Group), Breckenridge Pharmaceutical Inc. ("Breckenridge") and its principal owner (collectively the "Breckenridge Group"), Mr. Scott Schrader ("Schrader") and his affiliates, namely Schrader & Associates, LLC ("Schrader Associates"), Bluegrass Drug LLC ("Bluegrass") and Medpharm Corporation ("Medpharm") (collectively the "Schrader Group") relating to the Company's exclusive right to distribute the generic hormone replacement therapy drug Syntest under an agreement with Syntho which expires no earlier than November 2006 (the "Syntest Agreement"). The complaint alleges that Syntho permitted Breckenridge, Medpharm and Bluegrass to distribute Syntest in violation of the Syntest Agreement and that Schrader and Schrader Associates, which had been appointed by the Company as a broker with respect to sales of Syntest to drug wholesalers, chain drug stores and managed care companies, unauthorizedly and deceptively offered discounts, incentives and rebates to customers of the Company. The complaint asserts a breach of contract by Syntho, tortious interference with contract by the Breckenridge Group, Schrader, Medpharm and Bluegrass, violations of the Lanham Act by Breckenridge, fraud and violations of the Robinson Patman Act by the Schrader Group, breach of a nondisclosure agreement by Schrader Associates and breach of agreements to pay for goods sold by the Company to Bluegrass and Medpharm. The Company seeks injunctive relief and monetary damages of an unspecified amount.

     The Company was served on May 12, 2003 with a summons and complaint by Breckenridge filed in the United States District Court, Southern District of Florida, alleging that the Company was interfering with plaintiff's alleged exclusive rights to distribute Syntest and seeking an injunction and monetary damages of an unspecified amount.

     On May 13, 2003, the Company filed a notice with the United States District Court, Eastern District of Kentucky to remove to that court from the state court in Frankfort, Kentucky three separate actions against the Company by different members of the Schrader Group -- one by Schrader Associates alleging breach of the brokerage agreement with the Company and seeking monetary damages, one by Medpharm seeking a declaratory judgment that it is entitled to credits or goods from the Company under an oral agreement to purchase product from the Company and one by Bluegrass alleging breach of an agreement to pay compensation and provide free goods and failure to accept returns.

     The Company intends to move to have the actions in Florida and Kentucky consolidated with its action in the United States District Court in New York and to file answers in each of the actions in which it is a defendant denying the claims.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned


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not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."


For more information contact:
Thomas Gifford, Chief Financial Officer - Tel: (732) 919-2799 Ext. 1719 - Fax:
(732) 919-2798.